                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
             of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or ss.240.14a-12

                                    SUNSOURCE
                                 ---------------
                (Name of Registrant as Specified In Its Charter)
                                  ____________

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]    No fee required
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)     Title of each class of securities to which transaction applies:
       _____________________________________________________________

2)     Aggregate number of securities to which transaction applies:
       _____________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
       _____________________________________________________________

4)     Proposed maximum aggregate value of transaction:
       _____________________________________________________________

5)     Total fee paid:
       _____________________________________________________________

[ ]    Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)     Amount previously paid:
       _____________________________________________________________

2)     Form, Schedule or Registration Statement no.:
       _____________________________________________________________

3)     Filing Party:
       _____________________________________________________________

4)     Date Filed:
       _____________________________________________________________

                               [GRAPHIC OMITTED]

                                                                 April 12, 2000

To our Stockholders:

     You are cordially invited to attend the Annual Meeting of Stockholders. The meeting will be held at 10:00 a.m. on Thursday, May 11, 2000 at the law offices of Morgan, Lewis & Bockius LLP, 1701 Market St., Room 18 A & B (18th Floor), Philadelphia, PA.

     At the meeting we will elect directors and vote on a stockholder proposal. We will also review SunSource's 1999 performance and answer your questions.

     Your vote is important. Whether you plan to attend the meeting or not, we urge you to complete, sign and return your proxy card as soon as possible in the envelope provided. This will ensure representation of your shares in the event you are not able to attend the meeting. You may revoke your proxy and vote in person at the meeting if you so desire.

                                         Sincerely yours,

                                         /s/ Maurice P. Andrien, Jr.
                                         -------------------------------------
                                         MAURICE P. ANDRIEN, JR.
                                         President and Chief Executive Officer

                               [GRAPHIC OMITTED]

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD THURSDAY, MAY 11, 2000

     The Annual Meeting of Stockholders of SunSource Inc. will be held at 10:00 a.m. on Thursday, May 11, 2000 at the law offices of Morgan, Lewis & Bockius LLP, 1701 Market St., Room 18 A&B (18th Floor), Philadelphia, PA to consider and take action on the following:

     1. To elect three members to the Company's Board of Directors;

     2. To vote upon a stockholder proposal to declassify the Company's Board of Directors; and

     3. To transact such other business as may properly be presented at the Annual Meeting or any adjournments thereof.

     Your Board of Directors recommends a vote "FOR" the election of the directors nominated by the Board of Directors and a vote "AGAINST" the stockholder proposal.

     For information on the proposals, you are urged to read the Proxy Statement that follows.

     Stockholders of record at the close of business on April 3, 2000 will be entitled to vote at the Annual Meeting or any adjournments of the meeting. A list of such stockholders will be available for examination at the offices of the Company, 3000 One Logan Square, Philadelphia, PA for ten days prior to the date of the meeting.

                                              By Order of the Board of Directors

                                              /s/ Joseph M. Corvino
                                              ----------------------------------
                                              Joseph M. Corvino
                                              Secretary

April 12, 2000

                               TABLE OF CONTENTS

PROXY STATEMENT .............................................................. 1

VOTING PROCEDURES ............................................................ 1
   Revoking Your Proxy ....................................................... 1
   Vote Required and Method of Counting Votes ................................ 1
   Other Business ............................................................ 2

BOARD OF DIRECTORS ........................................................... 3
   Election of Directors ..................................................... 3
   Board Meetings; Committees of the Board; Nominations to Board ............. 4
   Compensation of Directors ................................................. 4

OWNERSHIP OF COMMON SHARES ................................................... 5

REPORT OF COMPENSATION COMMITTEE ............................................. 6
   Base Salary ............................................................... 6
   Annual Bonus .............................................................. 6
   Long-Term Incentive ....................................................... 6
   Compensation of the Chairman of the Board ................................. 7
   Compensation of the Chief Executive Officer ............................... 7
   Deductibility of Compensation ............................................. 8

STOCK PERFORMANCE CHART ...................................................... 9

EXECUTIVE COMPENSATION .......................................................10
   Summary Compensation Table ................................................10
   Stock Option Grants in 1999 ...............................................11
   Aggregated Option Exercises in 1999 and Fiscal Year-End Option Values .....12
   Deferred Compensation Plans ...............................................12
   Change in Control Arrangements ............................................12

STOCKHOLDER PROPOSAL .........................................................13

OTHER INFORMATION ............................................................14
   Certain Related Transactions ..............................................14
   Independent Accountants ...................................................14
   Section 16(a) Beneficial Ownership Reporting Compliance....................14
   Stockholder Proposals .....................................................14
   Expenses of Solicitation ..................................................14

                                SUNSOURCE INC.
                             3000 One Logan Square
                            Philadelphia, PA 19103

                                PROXY STATEMENT

     The Board of Directors of SunSource Inc. (the "Company" or "SunSource") is soliciting your proxy for use at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Thursday, May 11, 2000, at the law offices of Morgan, Lewis & Bockius L.L.P., 1701 Market Street, Philadelphia, PA, and at any adjournment or postponement of the Annual Meeting.

     This Proxy Statement, the foregoing notice and the enclosed proxy are being sent to stockholders on or about April 12, 2000. The stockholders of record at the close of business on April 3, 2000 (the "Record Date") will be entitled to be notified of, and to vote at, the Annual Meeting.

                               VOTING PROCEDURES

     YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend our Annual Meeting of Stockholders, please take the time to vote by completing and mailing the enclosed proxy card. We have included a postage-prepaid envelope for your convenience.

     If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be voted "FOR" the election of the nominees to the Board of Directors and "AGAINST" the stockholder proposal.

Revoking Your Proxy

     If you later wish to revoke your proxy, you may do so by: (1) sending a written statement to that effect to the Secretary of the Company; (2) submitting a properly signed proxy with a later date; or (3) voting in person at the annual meeting.

Vote Required and Method of Counting Votes

     Number of Shares Outstanding and Quorum. At the close of business on the Record Date, there were 6,854,634 Common Shares outstanding and entitled to vote at the annual meeting. A majority of the outstanding Common Shares present in person or by proxy is required for a quorum to transact business at the meeting.

     Vote Required. The following is an explanation of the vote required for each of the two items to be voted on at the annual meeting:

     Item 1 -- Election of Directors.

       The nominees receiving the highest number of votes will be elected. If you do not wish your shares to be voted for a particular nominee, you may so indicate in the space provided on the proxy card.

     Item 2 -- Stockholder Proposal.

       Stockholders may vote in favor of the proposal, or against the proposal, or abstain from voting. The affirmative vote of the majority of shares entitled to vote and present in person or by proxy at the annual meeting is required for approval. A stockholder who signs and submits a ballot or proxy is "present," so an abstention will have the same effect as a vote against the proposals. The adoption of the shareholder proposal requesting annual election of all directors would not by itself eliminate board classification. Eliminating board classification requires an amendment to the Company's Restated Certificate of Incorporation. This requires action by the Board of Directors and the affirmative vote of at least 75 percent of the outstanding shares of the Company.

       Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion if permitted by the stock exchange or other organization of which they are members. Members of the New York Stock Exchange ("NYSE") are permitted to vote their clients' proxies in their own discretion as to the election of directors if the clients have not furnished voting instructions within ten days of the meeting. Certain proposals other than the election of directors are "non-discretionary" and brokers who have received no instructions from their clients do not have discretion to vote on those items. When a broker votes a client's shares on some but not all of the proposals at a meeting, the missing votes are referred to as "broker non-votes." Those shares will be included in determining the presence of a quorum at the meeting, but are not considered "present" for purposes of voting on non-discretionary proposals. They have no impact on the outcome of the proposal included within this Proxy Statement.

Other Business

     We know of no other matters to be presented for stockholder action at the meeting. If other matters are properly brought before the meeting, the persons named in the proxy card intend to vote your shares in accordance with their best judgment.

                              BOARD OF DIRECTORS

Election of Directors

     The SunSource Board is classifiied into three classes (Class I, Class II, and Class III). The members of the Board serve for three years. The terms of office of the members of one class of directors expire each year in rotation so that the members of one class are elected at each annual meeting for full three-year terms. The terms of office of three of the present directors will expire at this annual meeting. Messrs. Brewer and Hoffman are standing for re-election. Donald A. Scott's current term will expire at this annual meeting upon his retirement from the Board. Mr. Bliss is being nominated to the SunSource Board for the first time. If any of the nominees become unavailable for election prior to this annual meeting, the number of directors to be elected at the meeting will be reduced.

     Unless instructions to the contrary are given, the shares represented by a properly executed proxy will be voted "FOR" the election of the nominees set forth below. The table below sets forth information with respect to each nominee:

Class I Directors - Nominees to serve until the 2003 Annual Meeting and until such time as their respective successors are duly elected and qualified.

                                                      Principal Occupation; Five Year
Name, Age and Year                                       Employment History; Other
First Became Director                                          Directorships
---------------------                                 -------------------------------
O. Gordon Brewer, Jr.,     63     Consultant and former Vice President-Finance of Ikon Office Solutions
 1987 (2)(3)                      (successor company to Alco Standard Corporation) for more than the past five years.

Stewart A. Bliss           66     Consultant and former Interim Chairman and CEO of KN Energy during a portion of 1999; Senior Business Advisor from 1994 to 1999 for
                                  Parcel, Mauro, Hultin and Spaanstra, P.C.

Arnold S. Hoffman,         64     Senior Managing Director in Corporate Finance of Legg Mason Wood
 1987 (1)                         Walker, Incorporated since April 1995, and Managing Director prior thereto.


     Your Board of Directors recommends a vote "FOR" the election of the above nominees.

Continuing Directors

Class II Directors (Terms expire at the 2001 Annual Meeting)

Robert E. Keith, Jr.,        58     Managing Director and Chief Executive Officer of TL Ventures (a venture
 1997 (1)(3)                        capital firm) for more than the past five years; President and Chief
                                    Executive Officer of Technology Leaders Management, Inc. from February
                                    1996 to the present, and President and Chief Operating Officer prior thereto; Vice Chairman of Safeguard Scientifics, Inc.; Director
                                    of Cambridge Technology Partners; Chairman of the Board of Internet Capital
                                    Group, Inc.; Director of American Education Centers, Inc.; Director of Masterpack
                                    International, Inc.; and Director of Whisper Communications, Inc.

Geoffrey C. Shepard,         55     President of Corporate Division of Karr Barth Associates, Inc. for more
 1998 (2)(3)                        than the past five years.

Francis G. Ziegler,          59     President and Chief Executive Officer of Claneil Enterprises, Inc. for
 1998 (1)                           more than the past five years; Chairman of the Board of Scott Chemical
                                    Co., Inc.; Director of Wawa, Inc.; Director of S&H Green-
                                    Points.com, Inc.; and Director of America'sDoctor.com.

Class III Directors (Terms expire at the 2002 Annual Meeting)

Maurice P. Andrien, Jr.,     58     President and Chief Executive Officer of the Company since April
 1999                               1999; President and Chief Executive Officer of Unican Security Systems,
                                    Ltd. from June 1998 to April 1999; Chief Executive Officer of Curtis
                                    Industries, Inc. prior thereto.

                                                          Principal Occupation; Five Year
Name, Age and Year                                           Employment History; Other
First Became Director                                              Directorships
---------------------                                     -------------------------------
Norman V. Edmonson,          59     Vice President, SunSource Corporate Group, Inc. since December
 1987                               1999; Executive Vice President of the Company from December 1994 to May 1998; Group Vice President prior thereto.

Donald T. Marshall,          66     Chairman of the Company since April 1999; Chairman and Chief
 1987                               Executive Officer of the Company prior thereto.

John P. McDonnell,           65     Consultant since December 1999; Chief Executive Officer, SunSource
 1995                               Industrial Services Company, Inc., from December 1996 to December
                                    1999; President and Chief Operating Officer of the Company from
                                    December 1994 to April 1999; Group Vice President from December
                                    1987 to December 1994.

------------
(1) Member of Compensation Committee

(2) Member of Audit Committee

(3) Member of the Nominating Committee

Board Meetings; Committees of the Board; Nominations to Board

     The Board of Directors met eight times in 1999. Four of these meetings were telephonic.

     The Board has three standing committees: the Audit Committee, whose members are Messrs. Brewer and Shepard; the Compensation Committee, whose members are Messrs. Hoffman, Keith and Ziegler and the Nominating Committee, whose members are Messrs. Brewer, Keith, and Shepard. The Audit Committee met three times in 1999; the Compensation Committee met twice.

     The Audit Committee reviews the performance and independence of the Company's independent accountants, makes an annual recommendation to the Board with respect to the appointment of independent accountants, approves the general nature of the services to be performed and solicits and reviews the accountants' recommendations. The Committee also consults with the Company's financial officers and internal auditors.

     The Compensation Committee reviews the Company's compensation policies and executive compensation changes and makes recommendations on compensation plans.

     The Board adopted a Nominating Committee in January 2000. The Nominating Committee will consider recommendations for nominees for director from stockholders, who must submit such recommendations in writing to the Chairman of the Nominating Committee. Pursuant to the Company's Bylaws, a nomination by a stockholder of a person for election as a director must be made not later than 60 days nor earlier than 90 days prior to the anniversary of the preceding year's annual meeting in writing with the information specified in the Bylaws.

Compensation of Directors

     Employee directors receive no additional compensation for serving as directors.

     During 1999 non-employee directors received an annual retainer of $20,000 plus $1,000 for each Board or committee meeting attended. As a result of stockholder approval of the Stock Compensation Plan for Non-Employee Directors in 1998, one half of the retainer was paid in Common Shares and the remainder was paid in cash. Beginning in 1999, the non-employee directors were entitled to elect to take up to 100% of the retainer in the form of Common Shares.

     Messrs. Brewer and Edmonson also served on a Special Search Committee of the Board to select candidates for the position of Chief Executive Officer of the Company. As compensation for serving on the Special Search Committee, they were each paid $1,000 for each Committee meeting attended. In addition, Mr. Brewer was paid $20,000 for serving as Chairman of this committee.

                          OWNERSHIP OF COMMON SHARES

     The following table shows for (i) each director, (ii) each executive officer named in the summary compensation table, (iii) certain persons known to the Company to own beneficially more than 5% of the outstanding Common Shares, and (iv) all officers and directors as a group, the beneficial ownership of Common Shares as of April 3, 2000.



Name of Beneficial Owner                       Common Shares        Percent
------------------------                       -------------        -------
Directors and Executive Officers
Maurice P. Andrien, Jr. .................        100,000               1.5%
O. Gordon Brewer, Jr. ...................          3,537                 *
Harold J. Cornelius (1) .................         27,770                 *
Joseph M. Corvino (1) ...................         38,626                 *
Norman V. Edmonson (1) ..................        423,506               6.2%
Max W. Hillman, Jr. (1) .................         30,220                 *
Arnold S. Hoffman .......................         12,415(2)              *
Robert E. Keith, Jr. ....................         10,331                 *
Donald T. Marshall (1) ..................        703,988              10.3%
John P. McDonnell (1) ...................        203,208               3.0%
Donald A. Scott .........................          5,581                 *
Geoffrey C. Shepard .....................          3,521                 *
Francis. G. Ziegler .....................          4,119                 *
All directors and executive officers
 as a group (13 persons) ................      1,566,822              22.9%

The firms identified in the table below have reported that they beneficially owned at December 31, 1999 more than 5% of the outstanding shares of the Common Stock as follows:

Other 5% Owners (3)
-------------------
T. Rowe Prices Associates, Inc. .........        633,400               9.2%
100 East Pratt Street
Baltimore, MD 21202

SAFECO Corporation ......................        409,200               6.0%
SAFECO Plaza
Seattle, WA 98185

Cramer, Rosenthal, McGlynn, LLC .........        377,200               5.5%
707 Westchester Avenue
White Plains, NY 10604

Benson Associates, LLC ..................        358,800               5.2%
11 SW Fifth Avenue, Suite 2130
Portland, OR 97204

------------
* Less than 1%

(1) Pursuant to a Stockholders Agreement dated as of July 31, 1997, Messrs. Cornelius, Corvino, Edmonson, Hillman, Marshall and McDonnell have agreed to vote, in the same proportion as the unaffiliated Common Shares that are voted on any matter, that percentage of Excess Voting Shares held by them that equals the percentage of unaffiliated Common Shares that are voted on such matter. "Excess Voting Shares" means the Common Shares beneficially owned by such individuals that represent voting power in excess of the respective voting powers they would have had immediately prior to the conversion of SunSource L.P., the predecessor to the Company (the "Partnership") into corporate form (the "Conversion") in a vote of the holders of Class A Interests and Class B Interests voting together as a single class.

(2) Includes 2,000 Common Shares owned by Hoffman Investment Co., of which Mr. Hoffman is Managing Partner. In addition, Mr. Hoffman's children own 1,000 Common Shares with respect to which he disclaims beneficial ownership.

(3) As reported to the Company in filings on Form 13-G, with the Securities and Exchange Commission, of as of December 31, 1999.

                       REPORT OF COMPENSATION COMMITTEE

     The Company's compensation program for executive officers is designed to attract, retain, and motivate superior executive talent and to align a significant portion of each officer's total compensation with the performance of the applicable business unit, the Company, and the interests of the Company's stockholders.

     The Company maintains a highly leveraged pay for performance compensation program recognizing and supporting its high risk / high reward business strategy and culture. When performance is exceptional, rewards can be substantial and well above average / median labor market values. When performance falls short of expectations, there may be no incentive award payouts.

     The Company has implemented a competitive total compensation program for executive officers composed of the following elements discussed below: base salary, annual bonus, and long-term incentive compensation.

Base Salary

     Executive base salaries reflect the Company's operating philosophy, culture and business direction with each salary determined subjectively by the skills, experience and performance level of the individual executive, and the needs and resources of the Company. Base salaries are targeted to median market levels based on reviews of published salary surveys and peer company compensation conducted by an independent compensation consulting firm. The Committee believes that the Company's most direct competitors for executive talent encompass a broader group of companies engaged in the recruitment and retention of executive talent in competition with the Company. Thus, the compensation peer group is not the same as, and is broader than, the companies comprising the peer group index as it appears in the graph in the "Stock Performance Chart."

Annual Bonus

     Annual bonuses may be earned by executive officers and key employees under the Company's annual bonus plans. Payments under these plans are based on the performance of the overall Company or the business unit over which the individual has a direct influence. Annual bonus targets and goals are recommended by the CEO. Generally, the goals incorporate the achievement of business plan income targets, and Return on Assets ("ROA") or Return on Average Net Tangible Assets ("ROANTA"), as well as the achievement of non-financial management business objectives. The mix and weighting of the goals vary by business unit and are subjectively determined. The level of achievement of the goals determines the level of bonus. The maximum payout is two times the annual bonus target.

Long-Term Incentive

     Through 1997, the Company utilized a Deferred Compensation Plan for Division Presidents (the "Presidents' Plan") and a Long-Term Performance Share Plan (the "Share Plan") for its officers. The Presidents' Plan was canceled effective December 31, 1997 and no further awards may be made under this plan. The Share Plan was also canceled effective December 31, 1997. Awards resulting from 1997 performance were deferred under the Share Plan and either paid or further deferred under a deferred compensation plan for key employees adopted in 1999.

     SunSource also maintains a deferred compensation plan for key employees (the "Key Employees Plan") which allows for deferral of cash compensation from salary and annual bonuses. The Key Employees Plan also allows participants eligible for accelerated payments under the change in control provisions of the other deferred compensation plans an election to continue to defer their balances. Executive deferrals can grow at mutual fund investment rates.

     As the result of the Conversion, awards earned through December 31, 1996 became 100% vested in accordance with the change of control provisions of the plans. However, certain employees elected to continue to defer their awards under the Key Employees Plan.

     In 1998, stockholders approved the 1998 Equity Compensation Plan (the "Equity Plan"). The plan is designed to instill the economic incentives of ownership, create management incentives to improve stockholder value and, through the use of vesting periods, encourage executives to remain with the Company and focus on long-term results.

     The Equity Plan is designed to drive performance and reward top officers and key employees when there is an increase in stock price, income growth, or earnings per share (for corporate employees) or an increase in income growth (for the business unit employees), excluding extraordinary events (the "Performance Targets"). The maximum payout will be 100% of the targeted long-term incentive as defined by the CEO with the approval of the Compensation Committee.


     The Committee awards grants to qualifying participants with the number of shares awarded varying according to position responsibility, salary and performance results.

     The number of shares awarded and the vesting period of the award are determined by first setting a maximum number of shares and then measuring performance of the Company and business units to compute actual stock option grants up to the maximum and to determine the number of years over which the stock options vest.

     Targeted long-term dollar award values were established in 1998 by using competitive survey data. Guidelines for the maximum number of shares were determined by dividing target long-term incentive dollar values by the estimated value of a stock option. Accepted stock option pricing models were used to calculate the estimated option value. The number of shares that were actually awarded in 1999 was determined on a discretionary basis by the Company's CEO for corporate staff positions and business unit Chief Executive Officers for their participating employees using these guidelines.

     If the Company or the business unit, as applicable, meets certain Performance Targets, stock options will become vested gradually over a three to five-year period, depending on 1999 results. If Performance Targets are not met, the options will not become vested until 9 years from the grant date. The vesting period is determined as of the grant date based on 1999 performance results.

Compensation of the Chairman of the Board

     Mr. Marshall retired as Chief Executive Officer (CEO) on April 27, 1999, and has remained as Chairman of the Company. Mr. Marshall, entered into an employment agreement with the Company on April 28, 1999. This employment agreement is for a term of three years and provides for an annual base salary of $525,000 in the first year, $425,000 in the second year, and $325,000 in the third year. The employment agreement provides that, in the event of a termination of employment by the Company, except for cause, Mr. Marshall will be entitled to receive his then current salary for a period no longer than three years after April 28, 1999. Additionally, this agreement provides 150,000 stock options at the fair market value on April 28, 1999 of $15.00 per share for his management of the CEO transition progress and his commitment to serve the Company during the term of the agreement. These options will vest in equal installments over the three year term of the agreement, provided Mr. Marshall retains a Company relationship. This agreement also contains a covenant not to compete with the Company for a period of one year immediately following the termination of employment for any reason.

Compensation of the Chief Executive Officer

     Mr. Andrien became CEO on April 27, 1999. Mr. Andrien entered into a three year employment agreement with the Company on April 27, 1999, which term will renew on a year-to-year basis after the initial term, unless this agreement is terminated early or not renewed. This agreement provides for an annual base salary of $450,000, a 1999 bonus of $180,000, and subsequent annual bonuses equal to a target of 40% of the salary in effect for the bonus year, to be determined annually in accordance with the incentive bonus plan as administered by the Compensation Committee of the Board. Annually, beginning in the year 2000, the Company will grant to Mr. Andrien an option to purchase 70,000 shares of SunSource common stock at fair market value, subject to the terms and conditions of the 1998 Equity Compensation Plan. Mr. Andrien's employment agreement contains a covenant not to compete with SunSource for one year immediately following termination of employment with SunSource, with certain exceptions. If Mr. Andrien is terminated without cause in the absence of a change in control involving SunSource, then the agreement requires SunSource to pay Mr. Andrien for a period of one year following the termination date. If SunSource should undergo a change in control within the terms of the agreement, Mr. Andrien may elect to terminate his employment and receive $1,000,000, although Mr. Andrien would be subject to the one-year non-compete covenant described above.

     In addition to the employment agreement above, a grant of 150,000 non-qualified stock options, at fair market value (the "New CEO Grant"), was made to Mr. Andrien on April 27, 1999. The options were fully exercisable at the date of grant. Subsequent to the employment of Mr. Andrien, external industry conditions and certain internal events that were in progress at the time of Mr. Andrien's hire resulted in a significant reduction of the intended value of the New CEO Grant. On January 26, 2000 the Compensation Committee of the Board of Directors amended the New CEO Grant by reducing the number of stock options from 150,000 to 50,000 and issued a grant of 100,000 shares of restricted stock. One-third of the restricted shares will vest six months from the date of grant. Vesting of the remaining two-thirds of the restricted shares will be based on achievement of certain performance goals. In the event that some or all of the performance goals are not achieved within a three year period from the date of grant, then the remaining shares will vest on the third anniversary from their date of grant.


Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code subjects public companies to limits on the deductibility of certain executive compensation for taxable years beginning on or after January 1, 1994. It limits deductible compensation for the executive officers named in the Summary Compensation Table to $1 million per year. Certain forms of compensation are exempt from this deductibility limit, primarily performance-based compensation under plans approved by stockholders.

     The 1998 Equity Plan qualifies those awards that would be considered performance-based for exemption under Section 162(m). The Committee will continue to examine the impact of the deductibility limit on the Company and the executive group to determine when and if other aspects of the executive compensation program are affected by the limit and the appropriate actions necessary for the best interests of the stockholders.

                                              THE COMPENSATION COMMITTEE

                                              Arnold S. Hoffman
                                              Robert E. Keith, Jr.
                                              Francis G. Ziegler

                            STOCK PERFORMANCE CHART

     The following graph compares the cumulative total stockholder return on the Company's Common Shares (and Class B Interests of the Partnership) for the five years ended December 31, 1999, with the cumulative total return on the Russell 2000 Index and an industry peer group index. The 1999 Peer Group is comprised of Applied Industrial Technologies, Inc.; Barnes Group, Inc.; Genuine Parts Company; W.W. Grainger, Inc.; Hughes Supply, Inc.; Lawson Products, Inc. and NCH Corporation. These companies were selected based on their similarities in the aggregate to the Company.

     The cumulative total shareholder return computations set forth in the performance graph assume the investment of $100 on December 31, 1994, and the reinvestment of all dividends, except Class B tax distributions of the Partnership. The returns of each company in the 1999 Peer Group have been weighted according to the respective company's stock market capitalization.

     For periods prior to September 30, 1997, the Company's predecessor was traded as a master limited partnership. For those periods, the index includes returns on Class B interests only due to the fact that only those interests were converted into Common Shares upon conversion to corporate form on September 30, 1997 (one post-split share of the Company's Common Shares for four Class B Interests). Also, for such periods, amounts distributed to partners representing tax distributions were excluded from the calculation based on the assumption that this type of distribution would not be reinvested. The Class B tax distributions were intended to cover the partners' tax liability on taxable income allocated from the Company's predecessor.


               SunSource Inc.         Russell 2000         1999 Peer Group

1994               100                    100                    100
1995               115                    128                    122
1996               122                    150                    134
1997               156                    183                    162
1998               127                    178                    151
1999                29                    216                    137

                            EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth all cash compensation paid and accrued for services rendered during the three years ended December 31, 1999, by each of the Chief Executive Officer, the four other most highly compensated executive officers of the Company whose remuneration exceeded $100,000 and an additional individual who served as an executive officer during the last completed fiscal year, but was not serving as such as of December 31, 1999.

                                                                            Long-Term         Securities
                                              Annual Compensation             Share           Underlying
Name and                                    -----------------------        Performance         Options         All Other
Principal Position                Year      Salary (1)     Bonus(2)            Plan               #          Compensation
------------------                ----      ----------     --------        -----------         -------       ------------
Donald T. Marshall                1999       $563,755      $     --       $       --           185,000        $ 16,446(5)
Chairman of the Board             1998        577,677       115,409          602,137(3)         35,000          15,928(5)
                                  1997        521,031        51,087        1,126,486(4)             --          13,649(5)

Maurice P. Andrien, Jr.           1999        319,944       180,000               --           150,000          25,360(6)
President and Chief Executive
Officer

John P. McDonnell (8)             1999        426,491        12,000               --            40,000           4,408(5)
Group Chief Executive Officer     1998        439,429        30,000          237,205(3)         20,000           3,895(5)
                                  1997        426,302        43,354          354,036(4)             --           3,383(5)

Harold J. Cornelius               1999        333,375        20,000               --            25,000              --
Group Chief Executive Officer     1998        320,438        73,991               --            12,500          59,164(6)
                                  1997        318,608        10,000          354,036(4)             --              --

Max W. Hillman, Jr.               1999        317,528        55,847               --            25,000              --
Group Chief Executive Officer     1998        299,588       107,165               --            12,500              --
                                  1997        284,991        66,816          354,036(4)             --         296,975(7)

Joseph M. Corvino                 1999        247,747        76,000               --            20,000           1,772(5)
Vice President - Finance          1998        211,939        50,000           91,233(3)         10,000             372(5)
                                  1997        185,123        46,856          128,743(4)             --             372(5)

------------
(1) Represents base salary plus other types of miscellaneous compensation.

(2) Represents earned bonus for services rendered in each year.

(3) Represents deferred compensation awarded under the Share Plan for the year ended December 31, 1997. These awards became eligible for distribution in early 1999. The Share Plan terminated upon approval of the 1998 Equity Plan.

(4) Represents deferred compensation awarded under the Share Plan for the three years ended December 31, 1996 which was accelerated as a result of the Conversion.

(5) Represents primarily term life insurance premiums paid by the Company for the benefit of the named executive officer.

(6) Represents relocation expenses paid by the Company for the benefit of the named executive officer.

(7) Represents deferred compensation earned and awarded under the Presidents' Plan for services rendered in the year which unconditionally vests at the rate of 20% per year over the five-year period from the date earned. The Presidents' Plan was terminated upon stockholder approval of the 1998 Equity Plan.

(8) Retired as Group CEO on December 31, 1999.

                            OPTIONS GRANTS IN 1999

                                        INDIVIDUAL GRANTS
-------------------------------------------------------------------------------------------------
                                                                                                   Potential Realizable Value at
                                                 Percent of Total                                     Assumed Annual Rates of
                                  Securities          Options                                         Stock Price Appreciation
                                  Underlying        Granted to                                          for Option Term (4)
                                   Options         Employees in         Exercise       Expiration  -----------------------------
Name                              Granted(#)        Fiscal Year       Price ($/Sh)        Date         5% ($)         10% ($)
----                              ----------       ------------       ------------     ----------  -------------    ------------
Donald T. Marshall ..........       35,000(1)           6.2%             $18.38        03/05/2009     $  404,458     $1,024,976
                                   150,000(2)          26.7%             $15.00        04/28/2009      1,415,013      3,585,921

Maurice P. Andrien, Jr. .....      150,000(3)          26.7%             $15.63        04/27/2009      1,473,972      3,735,334

John P. McDonnell ...........       20,000(1)           3.6%             $18.38        03/05/2009        231,119        585,700
                                    20,000(1)           3.6%             $12.75(5)     04/28/2009        160,368        406,404

Harold J. Cornelius .........       12,500(1)           2.2%             $18.38        03/05/2009        144,449        366,063
                                    12,500(1)           2.2%             $12.75(5)     04/28/2009        100,230        254,003

Max W. Hillman, Jr. .........       12,500(1)           2.2%             $18.38        03/05/2009        144,449        366,063
                                    12,500(1)           2.2%             $12.75(5)     04/28/2009        100,230        254,003

Joseph M. Corvino ...........       10,000(1)           1.8%             $18.38        03/05/2009        115,559        292,850
                                    10,000(1)           1.8%             $12.75(5)     04/28/2009         80,184        203,202

------------
(1) Each option granted has a ten-year term and is vested based on financial performance. If financial performance targets are met, vesting occurs annually over three to five years from the date of grant. If performance targets are not met, the options will not vest until nine years from the date of grant.

(2) Options have a ten year term and vest over the first three years in equal installments provided Mr. Marshall maintains a Company relationship.

(3) Options have a ten year term and were fully exercisable at the date of grant. On January 26, 2000 the Compensation Committee of the Board of Directors amended the New CEO Grant by reducing the number of stock options from 150,000 to 50,000 and issued a grant of 100,000 shares of restricted stock. One-third of the restricted shares will vest six months from the date of grant. Vesting of the remaining two-thirds of the restricted shares will be based on achievement of certain performance goals. In the event that all or some of the performance goals are not achieved within a three year period from the date of grant, the then remaining shares will vest on the third anniversary from their date of grant.

(4) The amounts shown under these columns are calculated at the 5% and 10% annual rates of stock price appreciation set by the Securities and Exchange Commission and are not intended to forecast future appreciation of the Company's stock price.

(5) Options granted at 85% of the fair market value.

                     AGGREGATED OPTION EXCERCISES IN 1999
                       AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information for each executive officer with regard to stock option exercises during 1999 and the aggregate stock options held at December 31, 1999.

                                                                   Number of
                                                                  Unexercised       Value of Unexercised
                                                                    Options         In-The-Money Options
                                       Shares                    at FY-End (#)         At FY-End ($)
                                    Acquired by      Value        Exercisable/          Exercisable/
Name                                  Exercise     Realized    Unexercisable (1)     Unexercisable (2)
----                                -----------    --------    -----------------    --------------------
Donald T. Marshall ..............       --           --        14,000/206,000               --
Maurice P. Andrien, Jr.(3).......       --           --       150,000/      0               --
John P. McDonnell ...............       --           --             0/ 60,000               --
Harold J. Cornelius .............       --           --         8,333/ 29,167               --
Max W. Hillman, Jr. .............       --           --         8,333/ 29,167               --
Joseph M. Corvino ...............       --           --         4,000/ 26,000               --

------------
(1) Represents the number of shares subject to outstanding options.

(2) Based on a price of $4.25 per share, the closing price of the Company's Common Stock on December 31, 1999, minus the associated exercise prices.

(3) Options have a ten year term and were fully exercisable at the date of grant. On January 26, 2000 the Compensation Committee of the Board of Directors amended the New CEO Grant by reducing the number of stock options from 150,000 to 50,000 and issued a grant of 100,000 shares of restricted stock. One-third of the restricted shares will vest six months from the date of grant. Vesting of the remaining two-thirds of the restricted shares will be based on achievement of certain performance goals. In the event that all or some of the performance goals are not achieved within a three year period from the date of grant, the then remaining shares will vest on the third anniversary from their date of grant.

Deferred Compensation Plans

     The Company's deferred compensation plans are described in this proxy statement in "Report of Compensation Committee -- Long-Term Incentive."

Change in Control Arrangements

     Except for Mr. Andrien, the executive officers named above were participants in the Presidents' Plan and the Share Plans in certain years. Upon a change in control, the plans provided for payment of all vested and non-vested amounts including accrued interest. The Company also adopted the Key Employees Plan on January 1, 1996, to allow participants eligible for accelerated payments under the change in control provisions of the other deferred compensation plans an election to continue to defer their balances. A change of control occurred on September 30, 1997, as a result of the Conversion whereby all awards earned through December 31, 1996, became fully vested and eligible for distribution. However, certain employees elected to continue to defer their awards under the Key Employees Plan. Upon approval of the 1998 Equity Plan by stockholders of the Company on April 28, 1998, awards under the Presidents' Plan and the Share Plan ceased as of December 31, 1997.

     Upon a change in control of the Key Employees Plan, the plan provides for payments of all amounts, including accrued investment earnings. Also, see Report of Compensation Committee -- Compensation of the Chief Executive Officer upon a change in control of the Company.

                             STOCKHOLDER PROPOSAL

     The proponent of a stockholder proposal has stated that the proponent intends to present a proposal at the Annual Meeting. The name, address and number of shares held by the proponent will be furnished by the Company upon request to the Corporate Secretary. The proposal and supporting statement, for which the Board of Directors accepts no responsibility, is set forth below.

     The Board of Directors opposes the proposal for the reasons stated after this proposal.

STOCKHOLDER PROPOSAL

     BE IT RESOLVED, that the stockholders of SunSource Inc. request that the Board of Directors take the necessary steps to declassify the Board of Directors and establish annual elections of directors, whereby directors would be elected annually and not by classes. This policy would take effect immediately, and be applicable to the re-election of any incumbent director whose term, under the current classified system, subsequently expires.

SUPPORTING STATEMENT

     We believe that the ability to elect directors is the most single important use of the shareholder franchise. Accordingly, directors should be accountable to shareholders on an annual basis. The election of directors by classes, for three-year terms, in our opinion, minimizes accountability and precludes the full exercise of the rights of shareholders to approve or disapprove annually the performance of a director or directors.

     In addition, since only one-third of the Board of Directors is elected annually, we believe that classified boards could frustrate, to the detriment of long-term shareholder interest, the efforts of a bidder to acquire control or a challenger to engage successfully in a proxy contest.

     We urge your support for the proposal which requests the Board of Directors to take the necessary steps to repeal the classified board and establish that all directors be elected annually.

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

     A classified Board of Directors provides director continuity and stability, since generally two-thirds of the directors at all times will have had prior experience and familiarity with business and affairs of the Company. Also, a staggered board enhances the Board's ability to focus on long-term strategy and long-term performance. For example, if the Company were confronted with an unsolicited takeover offer, the fact that the entire Board could not be removed in a single proxy fight would allow directors to weigh remaining independent against accepting the offer, or a competing offer, from a position of strength.

     A staggered board system provides the Company with the time and the leverage to negotiate at arms-length with parties seeking control of the Board, allowing the Board to negotiate terms or consider alternatives that are best for the Company and that maximize stockholder value. Declassification of the Board could eliminate these benefits and make the Company a target for unsolicited hostile overtures from parties seeking to benefit themselves at the expense of the Company and its stockholders. In short, a classified board is beneficial to shareholders.

     Approval of this proposal would require the approval of holders of a majority of the votes cast at the Annual Meeting. However, because the proposal is only a recommendation, its approval would not effectuate the changes contemplated by the proposal. Elimination of the classified board would require amendment of the Company's Certificate of Incorporation and By-Laws, which requires approval by the Board and holders of at least 75% of the outstanding voting stock of the Company.

The Board believes that a classified Board is a better governance vehicle than annual election of Directors. The Board of Directors recommends a vote AGAINST this proposal.

                               OTHER INFORMATION

Certain Related Transactions

     None noted in 1999.

Independent Accountants

     PricewaterhouseCoopers LLP audited the financial statements of the Company for 1999. Representatives of that firm are expected to be present at the meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and beneficial owners of more than 10% of the Company's Common Shares to file reports of ownership of company securities and changes in ownership with the SEC. The Company believes all beneficial ownership reports were filed timely in 1999.

Stockholder Proposals

     An eligible stockholder who wants to have a qualified proposal considered for inclusion in the proxy statement for the 2001 annual meeting must notify the Secretary of the Company. The proposal must be received at the Company's offices no later than December 1, 2000. A stockholder must have been a record or beneficial owner of at least one percent of the outstanding Common Shares or Common Shares with a market value of $1,000 for at least one year prior to submitting the proposal and must continue to own such shares through the date on which the meeting is held.

Expenses of Solicitation

     The Company pays the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited personally, by telephone or telegraph, or by Company officers without additional compensation. The Company pays all costs of solicitation, including certain expenses of brokers and nominees who will mail proxy material to their customers or principals. In addition, D.F. King & Co., Inc. has been retained to assist in the solicitation of proxies for a fee of $7,500 plus associated costs and expenses.

                                REVOCABLE PROXY
                                 SunSource Inc.

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

                         Annual Meeting of Stockholders
                             to be Held May 11, 2000


     This Proxy is solicited on behalf of the Board of Directors of SunSource Inc. The undersigned hereby appoints Joseph M. Corvino, the attorney, agent and proxy of the undersigned, with full power of substitution (the "Proxy"), to attend and act as proxy of the undersigned at the Annual Meeting of Stockholders (the "Annual Meeting") of SunSource Inc. to be held at the law offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania on May 11, 2000 at 10:00 a.m., local time, or any adjournment thereof, and to vote as specified herein the number of shares which the undersigned, if personally present, would be entitled to vote.

1.  DIRECTORS.
    A vote for election of the following                   With-        For All
    Class I nominees (except as              For           hold          Except
    marked to the contrary below):           [ ]           [ ]            [ ]
    O. Gordon Brewer, Jr., Stewart A. Bliss,
    Arnold S. Hoffman

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

--------------------------------------------------------------------------------

2.  PROPOSAL. To request that the
    Board of Directors declassify itself
    and establish annual elections of        For         Against        Abstain
    Directors.                               [ ]           [ ]            [ ]


3. OTHER BUSINESS. In their discretion, the Proxies are authorized to vote upon such other business as may properly be presented at the Annual Meeting or any adjournments thereof.



     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE DIRECTORS AND "AGAINST" PROPOSAL NO. 2.

                                                  -----------------------------
Please be sure to sign and date                   |  Date
  this Proxy in the box below.                    |
__________________________________________________|____________________________
|                                                                             |
|                                                                             |
|_______Stockholder sign above ________Co-holder (if any) sign above__________|


+                                                                             +

*  Detach above card, sign, date and mail in postage paid envelope provided.  *

                                 SunSource Inc.
-------------------------------------------------------------------------------
     This Proxy when properly executed will be voted as specified. If no instruction is specified with respect to the matter to be acted upon, the shares represented by the Proxy will be voted "FOR" the nominees listed in Proposal 1, and "AGAINST" the proposal to Declassify the Board of Directors. If any other business is properly presented at the Annual Meeting, this Proxy confers authority to and shall be voted in accordance with the best judgment of the Proxies. This Proxy is solicited by the Board of Directors of the Corporation, and may be revoked prior to its exercise by filing with the Secretary of the Corporation a duly executed proxy bearing a later date or an instrument revoking this Pproxy, or by attending the meeting and electing to vote in person.

     Please sign exactly as your name or names appear on this Proxy. If Common Shares are held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian or corporate officer, please give your full title.
                              PLEASE ACT PROMPTLY
                    SIGN, DATE & MAIL YOUR PROXY CARD TODAY
-------------------------------------------------------------------------------